Exhibit 99.1

APPROVED BY: Linda Rubinstein Vice President & Chief Financial Officer Solexa, Inc. 510-670-9300

CONTACTS:
North American Media Contact:	Investor Contacts:
EVC Group, Inc.	EVC Group, Inc.
Steve DiMattia	Doug Sherk
646-277-8706	415-896-6818
sdimattia@evcgroup.com	dsherk@evcgroup.com
European Media Contact:	Jenifer Kirtland
Northbank Communications	415-896-2005
Sue Charles, CEO	jkirtland@evcgroup.com
+44 (0)20 7886 8152
s.charles@northbankcommunications.com
For Immediate Release
SOLEXA ANNOUNCES THIRD QUARTER 2006 FINANCIAL RESULTS
Provides Update on Solexa Genome Analysis System
Company Signs Definitive Agreement to be Acquired by Illumina
HAYWARD, Calif. and Cambridge, U.K. (November 13, 2006) — Solexa, Inc. (Nasdaq: SLXA) today announced its financial results for the third quarter ended September 30, 2006. The Company also provided an update on the performance and roll-out of the Solexa Genome Analysis System.
“Last month, Solexa announced the largest DNA sequencing project to date on a next-generation platform, the sequencing of a human X-chromosome by scientists at Solexa and a collaborator, at the Genomes, Medicine and the Environment Conference in Hilton Head, South Carolina,” said John West, chief executive officer of Solexa. “In addition, we presented data from digital gene expression, small RNA analysis, microbial resequencing and candidate region resequencing applications. The high quality and breadth of these applications data illustrate that the Solexa Genome Analysis system can effectively address a range of important genetic analysis applications today.”
Since Solexa’s second quarter update in mid August, the Company has placed three additional systems with leading genome centers in the US and Canada, for a cumulative total of six placements.
“Our Early Access program is designed to better prepare us for broad commercial launch of the Solexa Genome Analysis System,” added Mr. West. “We have increased our manufacturing production and now have the capacity to start making approximately one instrument per workday. In addition to honing our operations and field support activities, our principal focus is on obtaining comparable performance across all sites.
“As the X-chromosome project demonstrates, our system generates very accurate data at high volume. Our first-generation Solexa Genome Analysis System outperforms all other sequencers on the market by a large margin on the basis of cost and throughput. We expect to ship additional units in the fourth quarter with an increasingly robust roll-out into 2007,” concluded Mr. West.

Financial Results
Revenues for the third quarter of 2006 were $569,000, compared with $844,000 for the third quarter of 2005. Revenues during the quarter were derived entirely from services generated from Solexa’s legacy MPSS™ technology and do not reflect any contribution from the Solexa Genome Analysis System, Solexa’s reversible-terminator chemistry and Clonal Single Molecule Array™ DNA sequencing platform. Solexa has discontinued MPSS, and the decrease in revenues reflects the wind-down of these activities.
Cost of service revenue for the third quarter of 2006 was $339,000, compared with $3.9 million for the 2005 third quarter. The decrease reflects the absence of a forward loss contingency for unprofitable MPSS contracts in the Company’s genomics services business as well as the wind-down of MPSS activities, which resulted in a decrease in labor, materials and supply costs. In addition, during the quarter, the Company charged certain operating costs against the forward loss contingency. The loss contingency reserve was fully utilized as of September 30, 2006.
The Company incurred manufacturing start up and excess capacity costs of $1.4 million in the third quarter of 2006 as it continued to ramp the manufacturing of its next-generation instrument system. This ramp is expected to continue through 2006. There were no manufacturing start up and excess capacity costs in the corresponding period in 2005. Commercial shipments under the Early Access program began in the second quarter of 2006. Product costs associated with shipments in the second and third quarters have been deferred until the related revenue is recognized. Manufacturing costs and product revenue are expected to increase in the future with the ramp of manufacturing of the next-generation instrument and associated consumables. The ramp up of production activities both in the US and the UK will continue in the fourth quarter 2006.
Research and development expenses for the 2006 third quarter were $5.8 million, compared with $4.8 million during the corresponding quarter in 2005. The increase was due to increased personnel and related expenses, charges for stock-based compensation and increased materials expense. Sales, general and administrative expenses for the 2006 third quarter were $4.3 million, compared with $2.7 million during the corresponding quarter in 2005. The increase reflected higher personnel expense, professional fees, costs associated with building the field sales organization and charges for stock-based compensation.
The Company recognized an income tax benefit attributable to a U.K. research and development tax credit of approximately $443,000 for the third quarter of 2006. The Company did not report an income tax benefit for the 2005 second quarter.
The net loss attributable to common shareholders for the 2006 third quarter was $9.9 million, or $(0.27) per share, which included stock-based compensation of $965,000, or $0.03 per share. The net loss for the 2005 third quarter was $10.8 million, or $(0.43) per share.
Solexa’s reported results of operations for the nine months ended September 30, 2006 reflect those of Solexa Limited, to which the operations of Lynx Therapeutics, Inc. were added following March 4, 2005, the date of the consummation of the business combination between Solexa Limited and Lynx. For the nine months ended September 30, 2006, revenue was $2.4 million, compared with $2.8 million for the comparable period in 2005. Total operating costs and expenses for the first nine months of 2006 were $34.8 million, compared with $28.1 million for first nine months of 2005. The net loss attributable to common shareholders was $29.0 million for the first nine months of 2006, or $(0.80) per share, which included stock-based compensation of $2.8 million, or $(0.08) per share, in conjunction with SFAS 123R. The net loss attributable to common shareholders for the nine months ended September 30, 2005 was $26.0 million, or $(1.53) per share.

Solexa reported cash and cash equivalents of $47.1 million at September 30, 2006, compared with $38.4 million on December 31, 2005. In January 2006, Solexa completed a private placement of common stock and warrants for gross proceeds of $40 million.
Solexa Signs Definitive Agreement to be Acquired by Illumina, Inc.
Also today, Illumina, Inc. (NASDAQ: ILMN) and Solexa announced that they have entered into a definitive merger agreement under which Illumina will acquire Solexa in a stock-for-stock merger. Under the merger agreement, which was unanimously approved by the Boards of Directors of both companies, Solexa’s stockholders will receive, subject to certain “collar” provisions, shares of Illumina common stock valued at $14.00 per Solexa share, which represents a total equity consideration of approximately $600 million. In addition, Illumina has entered into a definitive securities purchase agreement with Solexa in which Illumina has agreed to invest $50 million in Solexa in exchange for newly issued Solexa shares, subject to customary closing conditions.
Under the terms of the merger agreement, Solexa stockholders, option holders and warrant holders will receive newly issued shares of Illumina common stock, options and warrants, respectively, for their Solexa shares, options and warrants, in each case, based on an exchange ratio to be determined at closing. This exchange ratio will be determined by dividing $14.00 by the volume weighted average trading price of Illumina common stock as reported by NASDAQ during 10 randomly selected days during the 20-day trading period ending five trading days prior to closing of the merger (the “Illumina Average Price”). However, if the Illumina Average Price is equal to or greater than $47.30, then the exchange ratio will be fixed at 0.296, and if the Illumina Average Price is equal to or less than $40.70, then the exchange ratio will be fixed at 0.344.
Conference Call
Illumina and Solexa will host a conference call and webcast at 8:30 a.m. Eastern Time (5:30am PT) today to discuss the merger. Interested parties may listen to the call by dialing 800-632-4306 (passcode: 8114827) or if outside North America, by dialing +1 973-935-8760 (passcode: 8114827). Individuals may access the live webcast under the “Investors” tabs of the respective company websites at www.illumina.com and www.solexa.com.
Solexa will not hold the previously announced earnings conference call that was scheduled for Tuesday, November 14, 2006 because of the recently announced transaction with Illumina.
About Solexa
Solexa, Inc. is developing and commercializing the Solexa Genome Analysis System, which will be used to perform a range of analyses including whole genome resequencing, gene expression analysis and small RNA analysis. Solexa expects its first-generation instrument, the 1G Genome Analyzer, to generate over a billion bases of DNA sequence per run and to enable human genome resequencing below $100,000 per sample, making it the first platform to reach this important milestone. Solexa’s longer-term goal is to reduce the cost of human re-sequencing to a few thousand dollars for use in a wide range of applications from basic research through clinical diagnostics. For further information, please visit www.solexa.com.
Forward-Looking Statements
This press release contains “forward-looking” statements, including statements related to the current views of Solexa management as to future products, product development, the commercial introduction of the Company’s novel genetic analysis technology including the timing of meeting performance specifications under the Early Access program, and the expansion and success of Solexa’s commercial application of its genomics technologies. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “predicts,” “expects,” “envisions,” “hopes,” “estimates,”

“intends,” “will,” “continue,” “may,” “potential,” “should,” “confident,” “could” and similar expressions are intended to identify forward-looking statements. There can be no assurance that such expectations of any of the forward-looking statements will prove to be correct, and actual results could differ materially from those projected or assumed in the forward-looking statements. There are a number of important factors that could cause the results of Solexa to differ materially from those indicated by these forward-looking statements including, among others, risks detailed from time to time in the Company’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2005 and its Form 10-Q for the quarter ended September 30, 2006. Solexa does not undertake any obligation to update forward-looking statements.
Among the important factors that could cause actual results to differ materially from those in any forward-looking statements relating to the proposed merger between Solexa and Illumina are the ability to obtain regulatory approvals of the transaction on the proposed terms and schedule; the failure of Illumina or Solexa stockholders to approve the transaction; the failure of Illumina or Solexa to satisfy the other conditions to the transaction; the risk that the businesses will not be integrated successfully; the risk that the anticipated synergies and benefits from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; competition and its effect on pricing, spending, third-party relationships and revenues. Additional important factors that may affect future results are detailed in Illumina’s and Solexa’s filings with the Securities and Exchange Commission (the “SEC”), including their recent filings on Forms 10-K and 10-Q, or in information disclosed in public conference calls, the date and time of which are released beforehand. Solexa and Illumina disclaim any intent or obligation to update these forward-looking statements.
Additional Information
In connection with the proposed merger, Illumina will file with the SEC a Registration Statement on Form S-4 that will include a joint proxy statement of Illumina and Solexa that also constitutes a prospectus of Illumina. Illumina and Solexa will mail the joint proxy statement/prospectus to their respective stockholders. Investors and security holders are urged to read the joint proxy statement/prospectus regarding the proposed merger when it becomes available because it will contain important information. You may obtain a free copy of the joint proxy statement/prospectus (when it is available) and other related documents filed by Illumina and Solexa with the SEC at the SEC’s website at www.sec.gov. The joint proxy statement/prospectus (when it is available) and the other documents may also be obtained for free by accessing Illumina’s website at www.illumina.com under the tab “Investors” and then under the heading “SEC Filings” or by accessing Solexa’s website at www.solexa.com under the tab “Investors” and then under the heading “SEC Documents.”
Participants in the Solicitation
Illumina and Solexa and their respective directors, executive officers and certain other members of management and employees may be soliciting proxies from stockholders in favor of the merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders in connection with the proposed merger will be set forth in the joint proxy statement/prospectus when it is filed with the SEC. You can find information about Illumina’s executive officers and directors in Illumina’s definitive proxy statement filed with the SEC on April 26, 2006. You can find information about Solexa’s executive officers and directors in their definitive proxy statement filed with the SEC on August 31, 2006. You can obtain free copies of these documents by using the contact information provided at Illumina’s or Solexa’s website.
[Tables to follow]

SOLEXA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Service revenue	$569	$844	$2,300	$2,848
Other revenue	—	—	134	—

Total revenues	569	844	2,434	2,848

Operating costs and expenses:
Cost of service revenue	339	3,889	2,167	6,167
Manufacturing startup and excess capacity costs	1,386	—	2,110	—
Research and development	5,803	4,784	17,621	12,430
Sales, general and administrative	4,288	2,699	12,902	9,162
Restructuring charge	—	—	—	333

Total operating costs and expenses	11,816	11,372	34,800	28,092

Loss from operations	(11,247)	(10,528)	(32,366)	(25,244)
Interest income	623	231	1,977	458
Interest expense	(139)	(298)	(456)	(862)
Other income (expense), net	285	(24)	285	(31)
Gain (loss) on foreign exchange	149	(183)	266	232

Loss from operations	(10,329)	(10,802)	(30,294)	(25,447)
Income tax benefit related to research and development tax credit	(443)	—	(1,292)	—

Net loss	(9,886)	(10,802)	(29,002)	(25,447)
Dividends to ‘A’ ordinary and ‘B’ preferred shares	—	—	—	(522)

Net loss attributable to common shareholders	$(9,886)	$(10,802)	$(29,002)	$(25,969)

Basic and diluted net loss per common share	$(0.27)	$(0.43)	$(0.80)	$(1.53)

Shares used in computation of net loss per common share	36,541	25,369	36,054	16,938

SOLEXA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	Sept. 30,	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$47,051	$38,403
Accounts receivable	399	539
Inventory	3,669	754
Other current assets	5,194	2,422

Total current assets	56,313	42,118
Property and equipment, net	4,955	4,378
Intangible assets, net	3,283	3,510
Goodwill	22,529	22,529
Other non-current assets	455	482

Total assets	$87,535	$73,017

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,555	$2,235
Accrued compensation	2,261	2,067
Accrued professional fees	1,289	705
Equipment financing, current portion	32	31
Forward loss contingency	—	1,028
Deferred revenue, current portion	260	1,518
Deferred rent and lease obligations	997	801
Other accrued liabilities	327	529

Total current liabilities	8,721	8,914

Deferred revenues, net of current portion	2,224	1,905
Equipment financing, net of current portion	23	44
Deferred rent and lease obligations, net of current portion	1,612	2,381

Stockholders’ equity:
Preferred stock	—	—
Common stock	366	300
Additional paid-in capital	152,087	109,575
Deferred compensation	—	(326)
Accumulated other comprehensive income	3,344	2,064
Accumulated deficit	(80,842)	(51,840)

Total stockholders’ equity	74,955	59,773

Total liabilities and stockholders’ equity	$87,535	$73,017

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